Exhibit 5.1

[Letterhead of William L. Horton, Jr.]

June 29, 2016

Re:	Verizon Communications Inc. Registration Statement on Form S-4 under the Securities Act of 1933

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”) which Verizon Communications Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), pertaining to the offer by the Company to exchange (i) up to $2,500,000,000 aggregate principal amount of its outstanding Floating Rate Notes due 2022 for a like principal amount of its Floating Rate Notes due 2022 that have been registered under the Securities Act (the “Exchange Notes due 2022”) and (ii) up to $2,500,000,000 aggregate principal amount of its outstanding Floating Rate Notes due 2025 for a like principal amount of its Floating Rate Notes due 2025 that have been registered under the Securities Act (the “Exchange Notes due 2025” and, together with the Exchange Notes due 2022, the “Exchange Notes”), each as described in the Registration Statement and the accompanying Prospectus.

I, or attorneys under my direction, have reviewed the Registration Statement, the Company’s Restated Certificate of Incorporation and Bylaws, resolutions adopted by the Board of Directors of the Company, and such other documents and records as I have deemed appropriate for the purpose of giving this opinion.

Based upon the foregoing, I am of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2. The Exchange Notes, upon the issuance and sale thereof in the manner contemplated in the Registration Statement and the indenture referenced in the Prospectus, will be legally issued and will be binding obligations of the Company, except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, or similar laws of general applicability affecting the enforceability of creditor’s rights.

I express no opinion as to matters governed by any laws other than the laws of the State of New York, the Federal laws of the United States of America and the corporate laws of the State of Delaware.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement and to being named under the heading “Legal Matters” in the Prospectus forming part of the Registration Statement.

Very truly yours,

/s/ William L. Horton, Jr.